EXHIBIT 3.3

AUDIT COMMITTEE CHARTER
OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
FINDWHAT.COM, INC.

AMENDED AND RESTATED AS OF DECEMBER 16, 2004

1.	PURPOSES

     The primary purposes of the committee are to oversee on behalf of the company’s board of directors: (1) the accounting and financial reporting processes of the company and integrity of the company’s financial statements, (2) the audits of the company’s financial statements and appointment, compensation, qualifications, independence and performance of the company’s independent auditors, (3) the company’s compliance with legal and regulatory requirements, and (4) the company’s internal control over financial reporting.

     The committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management of the company is responsible for determining that the company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor isresponsible for auditing the company’s financial statements. It is not the duty of the committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the company’s internal policies, procedures and controls.

2.	COMPOSITION

     (a)      At Least Three Members. The committee is comprised of at least three directors. The board of directors will designate a committee member as the chairperson of the committee, or if the board of directors does not do so, the committee members will appoint a committee member as chairperson by a majority vote of the authorized number of committee members.

     (b)      Independence. All committee members must be independent as determined by the board of directors in accordance with the Nasdaq listing standards (the “listing standards”) and applicable SEC rules, as they may be amended from time to time.

     (c)      Financial Literacy. Each committee member must be financially literate upon appointment to the committee, as determined by the board of directors pursuant to the listing standards. At all times, there must be at least one member of the committee who, as determined by the board of directors, meets the finance, accounting or comparable experience requirement of the listing standards. In addition, the board of directors must annually evaluate whether or not at least one member of the committee is an audit committee financial expert as defined in the SEC rules.

     (d)      Appointment. Subject to the requirements of the listing standards, the board of directors may appoint and remove committee members in accordance with the company’s bylaws. Committee members will serve for terms as may be fixed by the board of directors, and in any case at the will of the board of directors whether or not a specific term is fixed.

3.	SELECTION AND REVIEW OF INDEPENDENT AUDITORS AND THEIR SERVICES

     (a)      Overall Authority. The committee has sole authority and direct responsibility for the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent auditors engaged by the company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the company. The independent auditors must report directly to the committee. The committee’s authority includes, without limitation, resolution of disagreements between management and the auditors regarding financial reporting.

     (b)      Independence of Auditors. The committee will receive from the independent auditors a formal written statement of all relationships between the auditors and the company consistent with Independence Standards Board Standard No. 1. The committee will actively discuss with the auditors any disclosed relationships or services that may impact the objectivity or independence of the auditors.

     (c)      Terms of Audit and Non-Audit Engagements. The committee has sole authority to pre-approve all audit, review, attest and permissible non-audit services to be provided to the company or its subsidiaries by the independent auditors. The committee may establish pre-approval policies and procedures in compliance with applicable SEC rules.

4.	ANNUAL FINANCIAL REPORTING

     In connection with the audit of each fiscal year’s financial statements, the committee will undertake the following actions:

     (a)      Discuss Annual Financial Statements and Internal Control Report with Management. Review and discuss with appropriate members of the company’s management the annual financial statements, related accounting and auditing principles and practices, and management’s assessment of internal control over financial reporting and the related reports on internal control to be included in the company’s Annual Report on Form 10-K (as and when these reports are required under SEC rules).

     (b)      Critical Accounting Policy Report. Timely request and receive from the independent auditors (prior to each filing of the audit report with the SEC) the report required in connection with the annual audit pursuant to applicable SEC rules concerning (1) all critical accounting policies and practices to be used; (2) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management of the company, including: (i) ramifications of the use of such alternative disclosures and treatments; and (ii) the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and the management of the company, such as any management letter or schedule of unadjusted differences.

     (c)      Auditor Internal Control Attestation Report. Discuss with the independent auditor the attestation report the auditor anticipates it will issue on management’s internal control report.

     (d)      SAS 61 Review. Discuss with the independent auditors the audited financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, including such matters as (1) the quality and acceptability of the accounting principles applied in the financial statements, (2) new or changed accounting policies, the effect of regulatory and accounting initiatives, and significant estimates, judgments, uncertainties or unusual transactions, (3) the selection, application and effects of critical accounting policies and estimates applied by the company, (4) issues raised by any “management” or “internal control” letter from the auditors, problems or difficulties encountered in the audit and management’s response, disagreements with management, or other significant aspects of the audit, and (5) any off-balance sheet transactions, and relationships with any unconsolidated entities or any other persons, that may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

     (e)      Review of MD&A. Review with appropriate management and auditor representatives the company’s intended disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the company’s annual report on Form 10-K.

     (f)      Recommendation Regarding Filing of Audited Financial Statements. Recommend whether the audited financial statements should be included in the company’s Annual Report on Form 10-K for filing with the SEC.

5.	QUARTERLY FINANCIAL REPORTING

     The committee’s quarterly review will normally include a review and discussion with management and the independent auditors, as the committee considers appropriate, of the following materials:

     (a)      Quarterly Review. The financial statements of the company to be included in the company’s quarterly report on Form 10-Q and the results of the independent auditors’ review of these financial statements.

     (b)      Discussion of Significant Matters with Management. Management’s analysis of significant matters that relate to (1) the quality and acceptability of the accounting principles applied in the financial statements, (2) new or changed accounting policies, the effect of regulatory and accounting initiatives, and significant estimates, judgments, uncertainties or unusual transactions, (3) the selection, application and effects of critical accounting policies and estimates applied by the company, and (4) any off-balance sheet transactions and relationships with any unconsolidated entities or any other persons that may have a material current or future effect on the financial condition or results of the company.

     (c)      MD&A. The company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the company’s quarterly report on Form 10-Q.

6.	OTHER FUNCTIONS

     (a)      Annual Review of this Charter. The committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the board of directors.

     (b)      Director of Internal Audit. The committee will review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal audit. The director of internal audit shall report directly to the audit committee and functionally and administratively to the chief financial officer of the company. The committee will review with the director of internal audit the results of work performed and plans for future work, as established by the chief financial officer.

     (c)      Complaints and Anonymous Submissions. The committee will establish and maintain procedures for (1) the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, and auditing matters, and (2) the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

     (d)      Related Party Approvals. Review and approve proposed transactions between the company and any related party and if the committee approves of any such transactions, the company may thereafter enter into such transactions.

     (e)      Compliance. The committee, to the extent it deems necessary or appropriate, will periodically review with management the company’s systems and procedures to promote compliance with laws.

     (f)      Earnings Releases. The committee will discuss with management proposed earnings press releases and other proposed published financial information, including management projections for financial performance.

     (g)      Internal Control Over Financial Reporting. The committee will periodically review and discuss, as appropriate, with management and the independent auditors: (l) the design and effectiveness of the company’s internal control over financial reporting and its disclosure controls and procedures as defined in the SEC rules, and (2) any significant deficiencies or material weaknesses in that internal control, any change that has materially affected or is reasonably likely to materially affect that internal control, and (3) any material fraud and any fraud, whether or not material, that involves management or other employees who have a significant role in that internal control.

     (h)      Reports from Legal Counsel. The committee will review and take appropriate action with respect to any reports to the committee from legal counsel engaged by the company concerning any material violation of securities law or breach of fiduciary duty or similar violation by the company, its subsidiaries or any person acting on their behalf.

     (i)      Other Reviews. The committee, as the committee may consider appropriate, may consider and review with the full board of directors, company management, internal or outside legal counsel, or the independent auditors any other topics relating to the purpose of the committee that may come to the committee’s attention. The committee may perform any other activities consistent with this charter, the bylaws and applicable listing standards and laws as the committee considers appropriate. The board of directors may assign other tasks it considers appropriate.

7.	MEETINGS, REPORTS AND RESOURCES OF THE COMMITTEE

     (a)      Meetings. The committee will meet as often as it determines to be necessary to carry out its responsibilities. The committee may also act by unanimous written consent. The committee will meet separately, periodically, with management, the independent auditors and any other persons as it deems necessary.

     (b)      Procedures. The committee may establish its own procedures, including the formation and delegation of authority to subcommittees, in a manner not inconsistent with this charter, the bylaws or the listing standards and SEC rules. The chairperson or majority of the committee members may call meetings of the committee. A majority of the authorized number of committee members constitutes a quorum for the transaction of committee business, and the vote of a majority of the committee members present at a meeting at which a quorum is present will be the act of the committee, unless in either case a greater number is required by this charter, the bylaws or the listing standards. The committee will keep written minutes of its meetings and deliver copies of the minutes to the corporate secretary for inclusion in the corporate records.

     (c)      Reports. The committee will timely prepare an audit committee report to be included in the company’s annual meeting proxy statement, and report to the board of directors on the other matters relating to the committee or its purposes, as required by the listing standards or SEC rules. The committee will also report to the board of directors annually the overall results of the annual review of the performance of the independent auditors and their independence. The committee also will report to the board of directors on the major items covered by the committee at each committee meeting, and provide additional reports to the board of directors as the committee may determine to be appropriate, including review with the full board of directors of any issues that arise from time to time with respect to the quality or integrity of the company’s financial statements, and the company’s compliance with legal or regulatory requirements.

     (d)      Committee Access and Resources. The committee is at all times authorized to have direct, independent and confidential access to the independent auditors and to the company’s other directors, management and personnel to carry out the committee’s purposes. The committee is authorized to conduct investigations, and to retain, at the expense of the company, independent legal, accounting, or other professional advisers or consultants selected by the committee, for any matters relating to the purposes or duties of the committee. The company will provide for adequate funding, as determined by the committee, for payment of compensation to the independent auditors for their audit and audit-related, review and attest services, for payment of compensation to advisers engaged by the committee, and for ordinary administrative expenses of the committee necessary or appropriate in carrying out its duties.

     (e)      Reliance on Others. Nothing in this charter is intended to preclude or impair the protection provided in Section 141(e) of Delaware General Corporation Law for good faith reliance by members of the committee on reports or other information provided by others.